EXHIBIT 99.1

Investor Update Issued by Two Rivers Water & Farming Company and GrowCo, Inc.

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Office facilities are being constructed inside the warehouse.  First vegetation bays are being completed.  All bays in the first greenhouse and the environmentally controlled curing chambers in the warehouse are expected to be completed well in advance of the first crop's harvest.

Suncanna has commenced growing.  Approximately 1,000 clones were moved into the first greenhouse last week, 500 new clones will be added each week, hereafter.  Suncanna expects to produce 500+ lb per week from each greenhouse.  Suncanna expects to operate four 105,000 sq ft greenhouses, a large extraction facility and a tissue culture lab in Pueblo, Colorado by Q1, 2017.

Suncanna believes, and initial tests confirm, it can grow 2 to 3 times the volume of a naturally grown, stronger THC and CBD level, cannabis product at less than 1/2 the cost per sq ft than can be grown in the artificial chemically laced environment of a converted warehouse.

GrowCo provides Suncanna with administrative and consulting services without touching the plant, which includes strategic growth consulting, financing, marketing and accounting.

GrowCo charges Suncanna $20 sq ft, triple net lease, and a similar amount annually for its administrative services.

GrowCo has begun material negotiations with several extraction and product manufacturing companies, whereby GrowCo will build and Suncanna will provide THC and CBD cannabis plant material for extraction.  GrowCo expects to build a large extraction and lab facility sometime in 2016 within the 160 acre parcel on which GrowCo's four greenhouses are located in Pueblo County, Colorado.

Two Rivers expects to plant several hundred acres of hemp in the 2016 growing season that will be used to provide CBD plant material for the extraction facility.

Two Rivers and its shareholders currently own 100% of the outstanding shares of GrowCo. Two Rivers also owns 50% of each greenhouse in Colorado and 50% of the business services company.  The other 50% is owned by outside investors.

Two Rivers has the right at any time to exchange its ownership interests in the greenhouses and business services into shares of GrowCo.

Two Rivers expects to bring GrowCo public as a stand alone company sometime within the next two years and to own approximately 50% of GrowCo post the Initial Public Offering.

Two Rivers shares are traded under the symbol TURV.

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